Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is dated as of January 28, 2013 by and between Andrew Rubenstein (“Employee”) and Accel Entertainment Gaming, LLC, an Illinois limited liability company (the “Company”).

Recitals

A. The Company has established a business to engage in the sale, lease, operation, management, product development and licensing, etc. with respect to Video Gaming, pursuant to the requirements and laws of the State of Illinois (the “Business”).

B. The parties desire to enter into this Agreement to set forth the terms and conditions of Employee’s employment with the Company; and

C. The parties recognize that as an employee of the Company, Employee will be employed in a confidential capacity and will be given access to certain proprietary and/or confidential information of the Company.

Terms

In consideration of the foregoing, which is made part hereof, as well as the mutual covenants and promises set forth below, the parties agree as follows:

1. Employment. The Company agrees to employ Employee, and Employee hereby accepts employment with the Company, on a full-time basis consistent with the position and duties of Chief Executive Officer, upon the terms and conditions set forth in the Agreement.

(a) Contract Period. The Agreement will commence on January 28, 2013 (the “Contract Start Date”) and will conclude on January 27, 2018 (“Contract End Date”). The Company hereby employs and Employee hereby accepts employment with the Company for a period of five (5) years beginning on the Contract Start Date (“Initial Term”). Unless the Company or Employee provides written notice that this Agreement shall be allowed to expire and the employment relationship thereby terminated at least one hundred eighty (180) days prior to the expiration of the Initial Term, the Agreement shall continue in effect from month to month after the expiration of the Initial Term and shall be terminable by either party upon one hundred eighty (180) days written notice.

(b) Job Title and Duties.

(i) The Company shall employ Employee as Chief Executive Officer reporting to the Board of Directors. The primary responsibilities of this position will include, but not be limited to, the overall management and strategic direction of all Company operations, activities and interests.

(ii) Employee will devote all of his/her professional time and attention to the Business, and shall not engage in any other profession or business without first obtaining the Company’s written consent. In performing his/her duties and responsibilities, the Employee agrees to do so to the best of their abilities while maintaining the highest professional and ethical standards.

(c) Compensation and Benefits.

(i) Base Salary. Employee’s initial base salary (“Base Salary”) will be $250,000 per year for the first three years of employment. The salary will increase to $300,000 per year for the fourth year and increase to $350,000 per year for the fifth year when the full amount of an annual preferred dividend has been paid during the 12 months prior to the salary increase. Any/all other changes to the Base Salary beyond those as defined above will be at the sole discretion of the Governance Committee. The Base Salary will be paid bi-weekly less appropriate tax withholdings required by applicable law. Employee agrees to defer payment of initial Base Salary through May 31, 2014. The Company will accrue the Base Salary owed to Employee beginning January 28, 2013. The Company will pay all accrued Base Salary in twenty-five (25) equal bi-weekly payments beginning June 1, 2014 when Base Salary will resume being paid bi-weekly less appropriate tax withholdings required by applicable law.

(ii) Cash Bonus. Employee shall be eligible for a cash bonus (“Cash Bonus”) based on to be determined performance outcomes.

(iii) Equity Incentive Program. Employee will receive an initial award of 30,000 common share options as part of the existing long-term compensation program. These share options will be priced at $10.00 and will be vested equally over a period of 3 years from the commencement of the Agreement. Employee will receive a second award after 3 years of employment of 20,000 common share options that will be priced at $17.80 and will vest equally over a period of two years. These share options expire after 10 years and will not have an exercise requirement but also will not be eligible to be exercised until the original C class shareholders have received payments equal to the money that they originally invested. Documentation regarding the equity incentive plan and your participation will be provided separately.

(iv) Expense Reimbursement. The Company will reimburse Employee for all reasonable business-related travel and related (lodging, meals, etc.) expenses incurred by him/her in connection with the performance of his/her duties and obligations under this Agreement, according to the Company’s published expense reimbursement policies. Employee will comply with such reasonable limitations and reporting requirements with respect to expenses as the Company may establish from time to time. All requests for expense reimbursement will be approved by the Chief Financial Officer. Each quarter, the Chief Financial Officer will prepare and distribute to the Board of Directors a summary of all approved/paid CEO expenses if requested, to ensure appropriate levels of oversight and transparency.

(v) Vacation and Other Benefits. Employee will initially be entitled to twenty (20) paid days off to be used as sick days, personal days or vacation days (“Paid Days”) per calendar year. Employee’s Paid Days shall be in addition to major holidays including Memorial Day, Fourth of July, Labor Day, Thanksgiving, and Christmas; any other holiday during which the Company’s offices are closed and any standard Paid Days offered to all employees. Paid Days will accrue at a constant rate with each pay period, dating to Employee’ s first day of employment with the Company. The maximum rollover of unused Paid Days in a given year will be ten (10) days. Written permission from the Company will be required to take Paid Days that have not yet been accrued. Upon Employee’s termination by the Company without Cause, Employee’s final payroll will be adjusted to account for any Paid Days taken but not accrued, or any unused Paid Days. After the first two years of employment Employee will be eligible for a one time increase of five days in paid time off per year, upon approval of the Governance Committee. The Employee shall be eligible to participate in any medical, health, dental, disability and life insurance policy in effect for the Company. The Company shall also pay for an annual executive medical physical examination.

(vi) Personal Vehicle. The Company will continue to provide Employee with the current vehicle during the Contract Period. The Company agrees to cover all related expenses for the vehicle’s fuel, maintenance and upkeep. If the Employee elects to use his own vehicle, the Company agrees to reimburse the Employee $750.00 per month, as such amount may be increased from time to time to cover Employee’s expenses in connection with his leasing or ownership of an automobile. Additionally, the Company will pay for the gas used for business purposes. All maintenance and insurance expense for the automobile will become the responsibility of the Employee.

2. Termination. The Employment Period shall continue until the earlier of: (i) January 27, 2018 unless the parties mutually agree in writing to extend the term of this Agreement (such date hereof or such extended date being referred to herein as the “Expected Completion Date”), (ii) the Employee’s death or Disability, (iii) the Employee resigns or (iv) the Company gives Employee notice of termination for Cause, in which case the effective date of termination shall be the date on which such notice is given unless otherwise indicated, (v) the Company gives Employee notice of termination without Cause, (vi) the Employee terminates for Good reason. The term “Cause” shall mean: (i) a material breach of this Agreement, including a material violation by Employee of any of the restrictive covenants (Confidentiality, Non-Competition and Non-Solicitation) contained herein; (ii) the commission of an act of fraud, conversion, misappropriation, embezzlement, or similar illegal acts or other misconduct involving moral turpitude; (iii) a repeated failure to report to work or to perform his/her duties as requested by the Company; (iv) gross negligence with respect to the Company, its clients, its employees and its activities which has a material adverse effect on the assets, business, financial condition or results of operations of the Company or any of its affiliates; (v) any material misrepresentations or non-disclosures to the Company; and (vi) any actions that could cause Employee or the Company to be in violation of the Illinois Video Gaming Act or rules established by the Illinois Gaming Board. The last day of the Employment Period shall be referred to herein as the “Termination Date.”

3. Definitions.

(a) For purposes of this Agreement, “Disability” shall mean a physical or mental sickness or any injury which renders the Employee incapable of performing the services required of him as an employee of the Company and which does or may be expected to continue for more than six months during any 12-month period. In the event Employee shall be able to perform his usual and customary duties on behalf of the Company following a period of disability, and does so perform such duties or such other duties as are prescribed by the Board of Directors for a period of three continuous months, any subsequent period of disability shall be regarded as a new period of disability for purposes of this Agreement. The Company and the Employee shall determine the existence of a Disability and the date upon which it occurred. In the event of a dispute regarding whether or when a Disability occurred, the matter shall be referred to a medical doctor selected by the Company and the Employee. In the event of their failure to agree upon such a medical doctor, the Company and the Employee shall each select a medical doctor who together shall select a third medical doctor who shall make the determination. Such determination shall be conclusive and binding upon the parties hereto.

(b) For purposes of this Agreement, “Good Reason” shall mean (1) the material diminution of the Employee’s duties set forth in section 3 above or (2) the relocation of the offices at which the Employee is principally employed to a location which is more than 50 miles from the offices at which the Employee is principally employed as of the date hereof; provided, that travel necessary for the performance of the Employee’s duties set forth in section 1b above shall not determine the location where the Employee is “principally employed.”

4. Termination for Disability or Death. In the event of termination for Disability, payments of the Employee’s Base Salary shall be made to the Employee for a period of six months after the Termination Date in accordance with the normal payroll practices of the Company. In addition, for a period of three years after the Termination Date, the Company shall reimburse the Employee for amounts paid, if any, to continue medical, dental and health coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act, continue Employee’s life insurance and disability coverage and pay to the Employee a pro rata portion of any bonus payable for the year in which termination takes place (if any). The Company shall pay the Employee the actual current year bonus earned, as determined at year-end, pro-rated by the number of months employed in the year of termination. In the event of termination as a result of the death of Employee, Employee’s designated beneficiary or his estate shall be entitled to receive the Base Salary accrued prior to the Termination Date together with the proceeds of any life insurance obtained pursuant to section 1c(v), plus a payment when determinable equaling Employee’s pro rata portion of any bonus payable under the Bonus Plans for the year in which termination takes place (if any). The Company shall pay the Employee’s designated beneficiary or his estate the actual current year bonus earned, as determined at year-end, pro-rated by the number of months employed in the year of termination.

5. Termination by the Company without Cause or by the Employee for Good Reason. If (i) the Employment Period is terminated by the Company for any reason other than for Cause, Disability or death, (ii) the Employment Period is terminated by the Company for what the Company believes is Cause or Disability, and it is ultimately determined that the Employment Period was terminated without Cause or Disability, (iii) the Employee resigns for Good Reason, (iv) this Agreement is not renewed or otherwise extended by the Company after the Expected Completion Date, and the reason for such non-renewal or extension is not related to a termination for Cause, Disability or death of the Employee, the Employee shall be entitled to receive, as damages for such a termination, resignation or non-renewal, his Base Salary from the Termination Date until 180 days after.

6. Termination by the Company for Cause or by the Employee Without Good Reason. If the Employment Period is terminated by the Company with Cause or as a result of the Employee’s resignation without Good Reason, the Employee shall not be entitled to receive his Base Salary or any fringe benefits or bonuses for periods after the Termination Date.

7. Representations and Warranties. Employee represents and warrants that he/she is not subject to any contractual or legal obligation arising out of any prior employment or working relationship he/she has had that restricts his/her right to work for the Company. Employee further represents that he/she does not possess and will not utilize in connection with his/her employment with the Company any confidential or proprietary documents obtained during the course of any prior employment or working relationships to which he/she does not have entitlement or that he/she otherwise is restricted from possessing or using.

8. Confidentiality. Employee acknowledges that during the course of his/her association and engagement with the Company, he/she will continue to be in contact with and may have access to trade secrets, proprietary information, customers and potential customers, suppliers and various confidential materials with respect to the Business of the Company, its affiliates and their respective operations (collectively “Confidential Information”).

Recognizing that the disclosure or improper use of such Confidential Information will cause serious and irreparable injury to the Company, Employee agrees that he/she will not at any time, directly or indirectly, during the term of his/her employment with the Company and for a period of five (5) years from the termination of his/her employment with the Company (this time period as a whole being referred to herein as the “Restrictive Period”), directly or indirectly, disclose, sell, give, loan or otherwise transfer the Confidential Information to any person or entity or otherwise use Confidential Information for his/her own benefit or the benefit of others, unless authorized in writing by the Company. Employee will hold any and all Confidential Information received by, or otherwise disclosed to, him/her in the strictest confidence. Without limiting the foregoing, Employee will comply with all of the Company’s instructions for preserving its confidentiality and use Confidential Information only in furtherance of the Business.

Notwithstanding the foregoing, this obligation of confidentiality shall not apply to any information which (i) was known to the receiving party at the time of receipt; (ii) was in the public domain at the time of receipt; (iii) becomes public through no fault of the party obligated to keep it confidential; (iv) such party legitimately learns from third parties who are under no obligation of confidentiality with respect to the information; or (v) is required by applicable law to be divulged.

9. Non-Competition. Employee acknowledges that in the course of his/her employment with the Company he/she will become familiar with the Company’s trade secrets and with Confidential Information and that his/her services will be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that, during the Restrictive Period (notwithstanding any reason for termination), he/she will not directly or indirectly own, invest in, make loans to, operate, manage, control, participate in, consult with, advise, or engage in services for any entity which directly or indirectly competes with the Business of the Company in the State of Illinois and any other jurisdiction that Accel is licensed for gaming, since his/her knowledge of the Company’s trade secrets and Confidential Information would be very useful to such competitor and/or detrimental to the Company. The foregoing will not prohibit Employee from having passive investments of less than one percent (l %) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in the Securities Exchange Act of 1934) or any recognized automatic quotation system.

10. NonSolicitation. During the Restrictive Period, Employee will not, directly or indirectly:

(a) solicit, divert, or take away any of the Company’s customers, supplies or accounts; and/or

(b) divert, take away, hire, solicit or seek to induce employment of any person who is then an employee of the Company or who was employed by the Company at any time during the term of Employee’s employment with the Company.

11. Work Product. Employee agrees that all discoveries, inventions, ideas, concepts, research and other information, processes, products, methods and improvements, directly or indirectly related to the Business, (collectively “Inventions”) which are conceived, developed or otherwise made by him/her alone or jointly with others during his/her engagement with the Company, shall be the sole property of the Company. Employee therefore transfers and assigns the Inventions and all developments related to such Inventions created within one (1) year after the termination of his engagement (“Developed Inventions”) exclusively to the Company. Employee shall currently and promptly disclose to the Company all Inventions and Developed Inventions. Employee shall execute any and all documents and shall provide such assistance necessary either to evidence or register the assignment of these rights.

12. Return of Material. Upon the termination of Employee’s employment with the Company for any reason, by either party, with or without Cause, (or earlier if requested by the Company), Employee immediately will deliver to the Company all Confidential Information, keys and other tangible materials and things relating to Confidential Information which the Company entrusted to Employee and all other tangible materials which Employee created or developed, in whole or in part, within the scope of his/her engagement with the Company.

13. Acknowledgment. Employee agrees that: (i) the covenants set forth herein are reasonable in geographical and temporal scope and in all other respects; (ii) the Company would not have entered into this Agreement but for the covenants of Employee contained herein; and (iii) the covenants herein have been made in order to induce the Company to enter into this Agreement.

14. Remedies. Employee agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Employee of the promises set forth in Sections 3 through 7 of this Agreement and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, Employee agrees that if he/she breaches, or proposes to breach any portion of Sections 3 through 7 of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company. Employee agrees that he/she will be personally liable for all attorneys’ fees, costs, damages and penalties relating to the enforcement of any act to prevent or stop the violation of the confidentiality, non-compete, non-solicitation, work product and return of materials provisions of this Agreement.

15. Miscellaneous.

(a) Applicable Law, Severability and Venue/Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of Illinois. In the event any term or provision of this Agreement is held invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of the remaining terms and provisions of this Agreement will not in any way be affected thereby. In the event that any term or provision of this Agreement is determined to be in violation of any law or regulation, including but not limited to the Illinois Video Gaming Act, then the Agreement shall be modified in accordance with such applicable law or regulation so that the revised terms can best legally replicate the economic and business terms set forth herein. If the parties cannot agree on such modification, then an arbitrator appointed by the American Arbitration Association shall determine such modification. The sole venue and jurisdiction for any other matter or act ion related to this Agreement shall be the federal or state courts residing in Cook County, Illinois.

(b) Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof.

(c) Waiver of Jury Trial. The parties of this Agreement each hereby waives, to the fullest extent permitted by law, any right to trial by jury on any claim, demand, action, or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement, in each case whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. The parties of this Agreement each hereby agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the parties to this Agreement may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties hereto to the waiver of their right to trial by jury.

(d) Counterparts; Facsimile or Email Transmission. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement. This Agreement may also be executed and delivered by facsimile or email transmission.

(e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Employee, by the Company, and by the Company’s successors and assigns.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Employee.

EMPLOYEE ACKNOWLEDGES AND AGREES THAT HE/SHE HAS HAD AMPLE OPPORTUNITY TO REVIEW THIS AGREEMENT WITH HIS/HER ATTORNEY. EMPLOYEE ACKNOWLEDGES THAT THE RESTRICTIONS CONTAINED HEREIN ARE FAIR, APPROPRIATE AND REASONABLE UNDER THE CIRCUMSTANCES.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACCEL ENTERTAINMENT GAMING, LLC:	EMPLOYEE:

By:

/s/ Brian M. Carroll	/s/ Andrew H. Rubenstein
Signature	Signature

Brian M. Carroll	Andrew H. Rubenstein
Printed Name/Title	Printed Name

Date	Date

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment (“Amendment”) modifies the terms and conditions of the Employment Agreement between Accel Entertainment Gaming, LLC (“Company”) and Andrew H. Rubenstein (“Employee”) entered into on January 27, 2013 (the “Agreement”) and is effective December 13, 2016.

The Company and Employee agree to modify the terms of the Agreement as follows:

1. Employment. The Company agrees.to employ Employee, and Employee hereby accepts employment with the Company, on a full-time basis consistent with the position and duties of Chief Execi1tive Officer, upon the terms and conditions set forth in the Agreement.

(a) Contract Period. Employee and Company agree to extend the Agreement four (4) years beyond the Initial Term (“Contract Extension”). The Contract End Date shall now be January 27, 2022.

(b) Job Title and Duties.

(i) The Company shall employ Employee as Chief Executive Officer reporting to the Board of Directors. The primary responsibilities of this position will include, but not be limited to, the overall management and strategic direction of all Company operations, activities and interests.

(ii) Employee will devote substantially all of his professional time and attention to the Business. In performing his duties and responsibilities, the Employee agrees to do so to the best of his abilities while maintaining the highest professional and ethical standards.

(c) Compensation and Benefits.

(i) Base Salary. Employee’s Base Salary will increase to $500,000 per year starting January 27, 2017 (“Anniversary Date”). Employee’s Base Salary shall increase by 5% on the Anniversary Date for each subsequent year as set forth below:

2017	$500,000
2018	$525,000
2019	$551,000
2020	$579,000
2021	$608,000

(ii) Cash Bonus. Employee is eligible for a target cash bonus of 100% of the Employee Base Salary (“Target Cash Bonus”) if the Company’s end of year share price (“Year End Share Price”) is within 3% of the projected share price for that year. The Company’s Five Year Projections are attached hereto as Exhibit A. The Target Cash

Bonus shall proportionately increase an additional 5%for each 1% that the Company’s end of year share price exceeds 103% of the projected share price for that year. The Target Cash Bonus shall proportionately decrease 5% for each 1% that the Company’s end of year share price is below 97% of the budget share price for that year. For the avoidance of doubt if the Company’s year-end share price is greater than or less than the budgeted share price by 4.5%, then the Cash Bonus would be increased or reduced by 7.5% (5% for the 1% and 2.5% for the additional half point increase). The Year-End Share Price shall he calculated according to the formula set forth in Exhibit B.

For the purpose of calculating the Target Cash Bonus, the Year-End Share Price shall be adjusted for the cash outlay the purchase of a new corporate headquarters in Burr Ridge, normalization related to acquisition or any other conditions that the Board of Directors consider to be outside the normal course or business.

(iii) Equity Incentive Program.

a. Extension Consideration. In anticipation of Employee executing the Amendment, the Board granted Employee 50,000 common share options (“Options”), as consideration for the Contract Extension. The Options were granted at a Special Meeting of the Board of Directors held on May 9, 2016. The Options were priced at $40 and shall vest immediately upon execution of this Amendment. If Employee does not execute the Amendment, then the Options will be forfeited and revert back to the 2016 Equity Incentive Plan option pool.

b. Long Term Incentive Based Compensation. Employee shall receive no less than 16,643 shares of restricted stock (“Restricted Shares”) that are expressly conditioned upon the occurrence of the following: (1) the Company achieving its projections as set forth in Exhibit A for the vesting year and (2) Employee including all of the Restricted Shares as additional compensation in his reported income for the 2017 tax year. The vesting schedule for the Restricted Shares is as follows:

2017	1,687
2018	2,645
2019	3,712
2020	3,928
2021	4,671
Total	16,143

(iv) Expense Reimbursement. The. Company will reimburse Employee for all reasonable business-related travel and related (lodging, meals, etc.) expenses incurred by him/her in connection with the performance of his/her duties and obligations under this Agreement, according to the Company’s published expense reimbursement policies. Employee will comply with such reasonable limitations and reporting requirements with respect to expenses as the Company may establish from time to time. All requests for expense reimbursement will be approved by the Chief Financial Officer. Each calendar quarter, the Chief Financial Officer will prepare and, if requested, distribute to the Board of Directors a summary of all approved/paid CEO expenses to be ensure. appropriate levels of oversight and transparency.

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Notwithstanding the above, the Board of Directors maintains discretion to review the Employee’s Compensation and Benefits plan at any time and may recommend changes subject to Governance Committee approval.

5. Termination by the Company without Cause or by the Employee for Good Reason. If (i) the Employment Period is terminated by the Company for any reason other than for Cause, Disability or death, (ii) the Employment Period is terminated by the Company for what the Company believes is Cause or Disability, and it is ultimately determined that the Employment Period was terminated without Cause or Disability (iii) the Employee resigns for Good Reason, (iv) this Agreement is not renewed or otherwise extended by the Company after the Expected Completion Date, and the reason for such non-renewal or extension is not related to a termination for Cause, Disability or death of the Employee, the Employee shall be entitled to receive, as damages for such a termination, resignation or non-renewal, an amount equal to his Base salary and Cash Bonus (collectively the “Termination Payment”) received during .the period 365 days prior to the Termination Date. The Termination Payment shall be paid to Employee within 30 days of the Termination Date.

9. Non-Competition. Employee acknowledges that in the course of his/her employment with the Company he/she will become familiar with the Company’s trade secrets and with Confidential Information and that his/her services will be of special, unique and extraordinary value to the Company. Therefore, Employee agrees that, during the Restrictive Period (notwithstanding any reason for termination), he/she will not directly or indirectly own, invest in, make loans to, operate, manage, control, participate in, consult with, advise, or engage in services for any entity which directly or indirectly competes with the Business of the Company in the State of Illinois and any other jurisdiction that Accel is licensed for gaming, since his/her knowledge of the Company’s trade secrets and Confidential Information would be very useful to such competitor and/or detrimental to the Company. The forgoing will not prohibit Employee from having passive investments of less than one percent (1%) of the outstanding equity securities of any entity listed for trading on a national stock exchange (as defined in Securities Exchange Act of 1934) or any recognized automatic quotation system; or a privately owned company valued in excess of fifty million dollars ($50,000,000).

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No other sections of the Agreement have been modified in any way by this Amendment. Accordingly, all terms not modified by the terms of this Amendment shall remain in full force and effect. If there are any inconsistencies between the terms of this Agreement and this Amendment, the Amendment shall control.

Agreed to this 7th of April 2017.

ACCEL ENTERTAINMENT GAMING, LLC		EMPLOYEE

By:	/s/ Derek Harmer	By:	/s/ Andrew H. Rubenstein

Derek Harmer		Andrew H. Rubenstein
General Counsel & Chief Compliance Officer		Manager

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment (“Second Amendment”) modifies the terms and conditions of the Employment Agreement between Accel Entertainment Gaming, LLC (“Company”) and Andrew H. Rubenstein (“Employee”) entered into on January 27, 2013 (the “Agreement”) and the First Amendment to Employment Agreement between the Company and Employee with an effective date of December 13, 2016. The First Amendment and the Agreement shall collectively be referred to as the Agreement.

The Company and Employee agree to modify the terms of the Agreement as follows:

1. (a) Contract Period. Employee and Company agree to extend the Agreement two (2) years beyond the Contract Extension. The Contract End Date shall now be January 27, 2024.

(c) Compensation and Benefits.

(i) Base Salary. Employee’s Base Salary will increase to $650,000.00 per year starting January 27, 2019 (“Anniversary Date”). Employee’s Base Salary shall increase by 6% on the Anniversary Date for each subsequent year as set forth below:

2020	$689,000
2021	$730,340
2022	$774,160
2023	$820,610

(ii) Cash Bonus. Employee is eligible for a target cash bonus of 100% of the Employee’s Base Salary (“Target Cash Bonus”) if the Company’s end of year share price (“Year End Share Price”) is within 3% of the projected share price for that year. For purposes of calculating Employees Target Cash Bonus for calendar years 2018, 2019, 2020 and 2021, the Board shall use the Company’s Five-Year Projections attached hereto as Exhibit A. For purposes of calculating Employee’s Target Cash Bonus for calendar year 2022, the Board shall add 14% to the Year End Share Price for 2021 which equates to $168.28 (“2022 Year End Share Price”). For purposes of calculating the Year End Share Price for calendar year 2023, the Board shall add 14% to the 2022 Year End Share Price which equates to $191.83 (“2023 Year End Share Price”).

For the purpose of calculating the Target Cash Bonus, the Year-End Share Price shall be adjusted for conditions that the Board of Directors consider to be outside the normal course of business.

(iii) Equity Incentive Program.

c. Additional Long-Term Incentive Based Compensation. Employee shall receive no less than 12,158 shares of restricted stock (“Additional Restricted Shares”) that are expressly conditioned upon the Company achieving its Year End Share Price for each vesting year. The vesting schedule for the Additional Restricted

Shares is as follows:

2022	5,554
2023	6,604
Total	12,158

d. Long-Term Incentive Based Compensation Adjustment. The Restricted Shares and Additional Restricted Shares vesting each year shall proportionately increase an additional 5% for each 1% that the Company’s Year End Share Price exceeds 103% of the projected share price for that year (“Restricted Share Bonus”). The Restricted Shares and Additional Restricted Shares vesting each year shall proportionately decrease 5% for each 1% that the Company’s end of year share price is below 97% of the budget share price for that year (“Restricted Share Offset”). The Year-End Share Price shall be calculated according to the formula set forth in Exhibit B. For the purpose of calculating the Additional Restricted Share Bonus, Restricted Share Bonus or Restricted Share Offset, the Year-End Share Price shall be adjusted for conditions that the Board of Directors consider to be outside the normal course of business.

(v) Vacation and Other Benefits. Employee shall be entitled to thirty (30) Paid Days. The maximum roll-over of unused Paid Days in any given year will be five (5) days. Employee is encouraged to use his/her vacation time.

5. Termination by the Company without Cause or by the Employee for Good Reason. If (i) the Employment Period is terminated by the Company for any reason other than for Cause, Disability or death, (ii) the Employment Period is terminated by the Company for what the Company believes is Cause or Disability, and it is ultimately determined that the Employment Period was terminated without Cause or Disability (iii) the Employee resigns for Good Reason, (iv) this Agreement is not renewed or otherwise extended by the Company after the Expected Completion Date, and the reason for such non-renewal or extension is not related to a termination for Cause, Disability or death of the Employee, the Employee shall be entitled to receive, as damages for such a termination, resignation or non-renewal, an amount equal to two times (2x) the average of his Base Salary and Cash Bonus (collectively the “Termination Payment”) received during the previous two fiscal years prior to the Termination Date. The Termination Payment shall be paid to Employee within 30 days of the Termination Date.

16. 2019 Stock Buy Back. If the Board authorizes the Company to purchase shares back from existing shareholders in an amount equal to or greater than $20,000,000.00, then Employee shall be authorized sell up to 18,000 shares in calendar year 2019.

No other sections of the Agreement have been modified in any way by this Amendment. Accordingly, all terms not modified by the terms of this Amendment shall remain in full force and effect. If there are any inconsistencies between the terms of this Agreement and this Amendment, the Amendment shall control.

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Agreed to this 31st of January, 2019:

ACCEL ENTERTAINMENT GAMING, LLC		EMPLOYEE

By:	/s/ Derek Harmer	By:	/s/ Andrew H. Rubenstein
	Derek Harmer		Andrew H. Rubenstein
	General Counsel & Chief Compliance Officer		Manager

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